SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 7, 2007
Allied Waste Industries, Inc.
(Exact name of registrant as specified in charter)
Delaware
(State or other jurisdiction of incorporation)

0-19285 (Commission File Number)	88-0228636 (IRS Employer Identification No.)

18500 North Allied Way
Phoenix, Arizona	85054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (480) 627-2700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement
On May 7, 2007, Allied Waste Industries, Inc. (“Allied”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. and the selling stockholders listed in Schedule B thereto (the “Selling Stockholders”) pursuant to which the Selling Stockholders agreed to sell 32,764,897 shares of Allied common stock (the “Shares”) to Goldman, Sachs & Co. at a price of $13.46 per Share. The Selling Stockholders are affiliates of Apollo Advisors II, L.P. The Shares are being offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to Allied’s shelf registration statement on Form S-3 (File No. 333-135093). The offering closed on May 10, 2007. Allied received no proceeds in connection with the offering. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.
Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Ms. Stephanie Drescher resigned as a director of Allied effective as of May 10, 2007 in accordance with the terms of the Third Amended and Restated Shareholders Agreement (the “Shareholders Agreement”), dated as of December 18, 2003, as amended, between the Company, Apollo Advisors II, L.P. and affiliated or related persons (the “Apollo Shareholders”), Blackstone Capital Partners II Merchant Bank Fund L.P. and affiliated or related persons (the “Blackstone Shareholders”) and certain other parties. As a result of Ms. Drescher’s resignation, the Board of Directors has reduced its size and Allied’s stockholders will be asked to elect ten directors – the ten remaining nominees after giving effect to Ms. Drescher’s resignation – at the Annual Meeting to be held on May 17, 2007.
Under the Shareholders Agreement, if the ownership of common stock of the Company by the Apollo Shareholders and the Blackstone Shareholders decreases below 60% of their ownership as of the date of the Shareholders Agreement but is at least 40% of such stock ownership (the “Ownership Range”), then one of the four directors designated by the Apollo Shareholders and the Blackstone Shareholders is required to resign. As a result of the sale of 32,764,897 shares of common stock by the Apollo Shareholders, which was completed on May 10, 2007, the Apollo Shareholders no longer own any shares of Allied common stock. Accordingly, the combined stock ownership of the Apollo Shareholders and the Blackstone Shareholders decreased to within the Ownership Range and Ms. Drescher resigned. In accordance with the terms of the Shareholders Agreement and as a result of the sale of shares by the Apollo Shareholders, the number of representatives the Apollo Shareholders and the Blackstone Shareholders are entitled to have on Allied’s Governance Committee has decreased from two to one.
Allied has not been advised by the Apollo Shareholders or the Blackstone Shareholders regarding the directorship of Mr. Steven Martinez, who was also nominated by the Apollo Shareholders. Allied expects that the Blackstone Shareholders will propose that Mr. Martinez be replaced by a representative of the Blackstone Shareholders, as the Apollo Shareholders no longer own any Allied common stock.
Item 8.01 Other Events
On May 10, 2007, Latham & Watkins LLP delivered its legality opinion with respect to the Shares offered by the Selling Stockholders. A copy of the legality opinion is attached hereto as Exhibit 5.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

Exhibit
No.	Description

1.1	Underwriting Agreement, dated May 7, 2007, among Allied Waste Industries, Inc., the selling stockholders listed on Schedule B thereto and Goldman, Sachs & Co.

1.2	Letter agreement dated May 9, 2007 among Allied Waste Industries, Inc., the selling stockholders named therein and Goldman, Sachs & Co.

5.1	Opinion of Latham & Watkins LLP

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 10, 2007	ALLIED WASTE INDUSTRIES, INC.

	By:	/s/ Peter S. Hathaway

Name: Peter S. Hathaway
Title: Executive Vice President and Chief Financial Officer